Exhibit 10(b)(b)

USres.doc

STOCK NOTIFICATION AND AWARD AGREEMENT

Name:	John Smith	Employee ID: 00123456

Manager Name:	John Doe

Department:	United States

[Introductory paragraphs, as appropriate: Congratulations on receiving a stock award. This award reflects your management team’s recognition of your significant contributions to Hewlett-Packard’s success.

HP has long been known for talented employees like you who have an unwavering commitment to HP’s customers, driving growth and profitability and creating value. Stock awards are one important way we demonstrate our commitment to rewarding your strong performance and individual achievements. Thank you for your hard work and commitment to building a successful company.

Once again, congratulations on a job well done.]

Grant Date:  <GRANT DATE>

Grant Number: <Grant ID>

Grant Price:  <PRICE>

Award Amount:  <SHARES>

Award Type/Sub Type:  e.g. stock option, RSA, RSU, etc.

Expiration Date:  <EXPIRE DATE>

Plan:  <PLAN Description>

Program Type:  < description eg. Achievement>

Vesting Schedule:  [insert vesting]

Restricted Stock Award

THIS STOCK NOTIFICATION AND AWARD AGREEMENT, as of the Grant Date noted above between Hewlett-Packard Company, a Delaware Corporation (“Company”), and the Employee named above, is entered into as follows:

WITNESSETH:

WHEREAS, the continued participation of the Employee is considered by the Company to be important for the Company’s continued growth; and

WHEREAS, in order to give the Employee an incentive to continue in the employ of the Company and to participate in the affairs of the Company, the HR and Compensation Committee of the Board of Directors of the Company or its delegates (“Committee”) has determined that the Employee shall be granted shares of the Company’s $0.01 par value Common Stock (“Share(s)”) subject to the restrictions stated below and in accordance with the terms and conditions of the Plan named above, a copy of which can be found on the Stock Incentive Program website at: http://hrcms01.atl.hp.com:6047/public/pages/home/en_US/index.htm or by written or telephonic request to the Company Secretary.

THEREFORE, the parties agree as follows:

1.     Grant of Restricted Stock Award.

Subject to the terms and conditions of this Stock Notification and Award Agreement and of the Plan, the Company hereby grants to the Employee the number of Shares stated above (“Restricted Stock Award” or “RSA”).

2.     Vesting Schedule.

The interest of the Employee in the RSA shall vest according to the vesting schedule set forth above. Provided the Employee remains in the employ of the Company on a continuous, full-time basis through the close of business on the last vesting date set forth above, the interest of the Employee in the RSA shall become fully vested on that date.

3.     Restrictions.

(a)   The Shares or rights granted hereunder may not be sold, pledged or otherwise transferred until the RSA becomes vested in accordance with Section 2. The period of time between the date hereof and the date the RSA becomes fully vested is referred to herein as the “Restriction Period.”

(b)   Except as otherwise provided for in this Stock Notification and Award Agreement, if the Employee’s employment with the Company is terminated at any time for any reason prior to the lapse of the Restriction Period, all Shares granted hereunder shall be forfeited by the Employee, and ownership transferred back to the Company.

4.     Legend.

All certificates representing any Shares subject to the provisions of this Stock Notification and Award Agreement shall have endorsed thereon the following legend:

“The shares represented by this certificate are subject to an agreement between the Corporation and the registered holder, a copy of which is on file at the principal office of this Corporation.”

5.     Escrow.

The Shares subject hereto shall be held in escrow in a restricted book entry account with the Company’s transfer agent in the name of the Employee. Upon termination of the Restriction Period, the Shares shall be released into an unrestricted book entry account with the Company’s transfer agent; provided, however, that a portion of such Shares shall be surrendered in payment of required withholding taxes in accordance with Section 9 below, unless the Company, in its sole discretion, establishes alternative procedures for the payment of required withholding taxes.

6.     The Employee’s Stockholder Rights.

During the Restriction Period, the Employee shall have all the rights of a stockholder with respect to the RSA except for the right to transfer the Shares, as set forth in Section 3. Accordingly, the Employee shall have the right to vote the Shares and to receive any cash dividends paid to or made with respect to the Shares.

7.     Disability or Retirement of the Employee.

If the Employee’s termination of employment is due to the Employee’s total and permanent disability or retirement, in accordance with the applicable retirement policy, all outstanding and unvested RSAs shall continue to vest in accordance with Section 2, provided that the following conditions are met for the entire Restriction Period:

(a)   The Employee shall render, as an independent contractor and not as an employee, such advisory or consultative services to the Company as shall reasonably be requested by the Company, consistent with the Employee’s health and any other employment or other activities in which such Employee may be engaged;

(b)   The Employee shall not render services for any organization or engage directly or indirectly in any business which, in the opinion of the Company, competes with or is in conflict with the interests of the Company;

(c)   The Employee shall not, without prior written authorization from the Company, disclose to anyone outside the Company, or use in other than the Company’s business, any confidential information or material relating to the business of the Company, either during or after employment with the Company; and

(d)   The Employee shall disclose promptly and assign to the Company all right, title and interest in any invention or idea, patentable or not, made or conceived by the Employee during employment by the Company, relating in any manner to the actual or anticipated business of the Company, anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in foreign countries.

8.     Death of the Employee.

In the event of the Employee’s death prior to the end of the Restriction Period, the Employee’s estate or designated beneficiary shall have the right to receive a pro rata number of Shares determined by the Company in its discretion. In the event of the Employee’s death after the vesting date but prior to the payment of Shares, said Shares shall be paid to the Employee’s estate or designated beneficiary.

9.     Taxes.

(a)   The Employee shall be liable for any and all taxes, including withholding taxes, arising out of this RSA or the vesting of Shares hereunder. In the event that the Company or the Employer is required to withhold taxes as a result of the grant or vesting of the RSA or subsequent sale of Shares hereunder, the Employee shall surrender a sufficient number of whole Shares or make a cash payment at the election of the Company, in its sole discretion, as necessary to cover all applicable required withholding taxes and required social security contributions at the time the restrictions on the Shares lapse, unless the Company, in its sole discretion, has established alternative procedures for such payment. The Employee will receive a cash refund for any fraction of a surrendered Share or Shares not necessary for required withholding taxes and required social insurance contributions. To the extent that any surrender of Shares or cash payment or alternative procedure for such payment is insufficient, the Employee authorizes the Company, its Affiliates and Subsidiaries, which are qualified to deduct tax at source, to deduct all applicable required withholding taxes and social security contributions from the Employee’s compensation. The Employee agrees to pay any amounts that cannot be satisfied from wages or other cash compensation, to the extent permitted by law.

(b)   Regardless of any action the Company or the Employee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Employee acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by him is and remains the Employee’s responsibility and that the Company and or the Employer (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this RSA, including the grant, vesting or release, the subsequent sale of Shares and receipt of any dividends; and (ii)  do not commit to structure the terms or any aspect of this RSA to reduce or eliminate the Employee’s liability for Tax-Related Items. The Employee shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Employee’s participation in the Plan or the Employee’s receipt of Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if the Employee fails to comply with the Employee’s obligations in connection with the Tax-Related Items.

10.   Data Privacy Consent.

The Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Employee’s personal data as described in this document by and among, as applicable, the Employer, and the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan. The Employee understands that the Company, its Affiliates, its Subsidiaries and the Employer hold certain personal information about the Employee, including, but not limited to, name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all stock options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Employee’s favor for the purpose of implementing, managing and administering the Plan (“Data”). The Employee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Employee’s country or elsewhere and that the recipient country may have different data privacy laws and protections than the Employee’s country. The Employee understands that he may request a list with the names and addresses of any potential recipients of the Data by contacting the local human resources representative. The Employee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Employee’s participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom the Employee may elect to deposit any Shares acquired under the Plan. The Employee understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. The Employee understands that he may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the local human resources representative in writing. The Employee understands that refusing or withdrawing consent may affect the Employee’s ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, the Employee understands that he may contact an HP local human resources representative.

11.   Plan Information.

The Employee agrees to receive copies of the Plan, the Plan prospectus and other Plan information, including information prepared to comply with laws outside the United States, from the Stock Incentive Program website referenced above and stockholder information, including copies of any annual report, proxy and Form 10-K, from the investor relations section of the HP website at www.hp.com. The Employee acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are available upon written or telephonic request to the Company Secretary.

12.   Acknowledgment and Waiver.

By accepting this RSA, the Employee acknowledges and agrees that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Stock Notification and Award Agreement; (ii) the grant of the RSA is voluntary and occasional and does not create any contractual or other right to receive future grants of RSAs, or benefits in lieu of RSAs, even if RSAs have been granted repeatedly in the past; (iii) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (iv) the Employee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Employee’s employment relationship at any time with or without cause and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law;  (v)  the Employee is participating voluntarily in the Plan; (vi)  RSAs are an extraordinary item that is outside the scope of the Employee’s employment contract, if any; (vii) RSAs are not part of normal or expected compensation or salary for any purposes, including, but not limited to calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law;  (viii) in the event that the Employee is not an employee of the Company, this RSA will not be interpreted to form an employment contract or relationship with the Company, and furthermore, this RSA will not be interpreted to form an employment contract with the Employer or any Subsidiary or Affiliate of the Company;  (ix) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (x) in consideration of the grant of this RSA, no claim or entitlement to compensation or damages shall arise from termination of this RSA or diminution in value of this RSA resulting from termination of the Employee’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Employee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the terms of this Stock Notification and Award Agreement, the Employee shall be deemed irrevocably to have waived any entitlement to pursue such claim; and (xi) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of the Employee’s employment (whether or not in breach of local labor laws), the Employee’s right to receive Shares and vest in Shares under the Plan, if any, will terminate effective as of the date that the Employee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), the Employee’s right to vest in this RSA after termination of employment, if any, will be measured by the date of termination of the Employee’s active employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when the Employee is no longer actively employed for purposes of this RSA .

13.   Miscellaneous.

(a)   The Company shall not be required (i) to transfer on its books any Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Stock Notification and Award Agreement, or (ii) to treat as owner of such Shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such Shares shall have been so transferred.

(b)   The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Stock Notification and Award Agreement.

(c)   Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Employee at his address then on file with the Company.

(d)   The Plan is incorporated herein by reference. The Plan and this Stock Notification and Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Employee with respect to the subject matter hereof, and may not be modified adversely to the Employee’s interest except by means of a writing signed by the Company and the Employee. Notwithstanding the foregoing, nothing in the Plan or this Stock Notification and Award Agreement shall affect the validity or interpretation of any duly authorized written agreement between the Company and the Employee under which an Award properly granted under and pursuant to the Plan serves as any part of the consideration furnished to the Employee. This Stock Notification and Award Agreement is governed by the laws of the state of Delaware.

(e)   If the Employee has received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

(f)    The provisions of this Stock Notification and Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

HEWLETT-PACKARD COMPANY

Mark V. Hurd

Chairman, CEO and President

Michael J. Holston

Executive Vice President, General Counsel and Secretary

RETAIN THIS STOCK NOTIFICATION AND AWARD AGREEMENT FOR YOUR RECORDS

Please refer to the Stock Incentive Program website at

http://hrcms01.atl.hp.com:6047/public/pages/home/en_US/index.htm, as your primary source for information on your award, including:

•      Your Stock Notification and Award Agreement (available to view and print for 6 months from the notification date)

•      Your Stock Incentive Award Report

•      Frequently Asked Questions on Restricted Stock awards

•      Hewlett-Packard Company Plan Prospectus

•      Information for Non-US Employees

•      Applicable plan documents

Important Note:  Your award is subject to the terms and conditions of this Stock Notification and Award Agreement and to HP obtaining all necessary government approvals. If you have questions regarding your award, please discuss them with your manager.